Exhibit 99.2
On October 22, 2010, Horizon Lines, Inc., hosted a conference call to discuss financial results for the third quarter ended September 19, 2010. The following transcript is an interpretation of the statements made on the call. The actual conference call might have differed slightly.

Operator
Good morning. My name is Nicole and I will be your conference operator today. At this time, I would like to welcome everyone to the Horizon Lines third-quarter earnings release conference call. (Operator Instructions) As a reminder, ladies and gentlemen, this conference is being recorded Friday, October 22, 2010. Thank you. I would now like to introduce Mr. Jim Storey, Director of Investor Relations for Horizon Lines. Mr. Storey, you may begin your conference.

Jim Storey
Thank you, Nicole. Good morning everyone and welcome to Horizon Lines’ third-quarter 2010 conference call. Our speakers this morning are Chuck Raymond, Chairman, President, and CEO; John Keenan, Senior Vice President and Chief Operating Officer; Brian Taylor, Senior Vice President, International Services; and Mike Avara, Senior Vice President and Chief Financial Officer.
Before we get started, I want to remind everyone that copies of our press release and slide presentation accompanying this conference call are available in the investor relations section of our website at HorizonLines.com. We will be referring to these slides during our remarks.
I also want to remind everyone that management’s remarks this morning contain certain forward-looking statements and that actual results could differ materially from those projected today. These forward-looking statements speak as of today and we undertake no obligation to update them.
Factors that might affect future results are discussed in our filings with the SEC and we encourage you to review these detailed Safe Harbor and risk factor disclosures.
Please also note that where appropriate, we will continue to refer to non-GAAP financial measures, such as EBITDA, to evaluate our business. Reconciliations of non-GAAP financial measures to GAAP financial measures are included in the appendix of this presentation and in our earnings release and accompanying materials.
Now, let me turn the call over to Mr. Raymond.

Chuck Raymond
Thank you, Jim, and good morning, everyone. So today, we reported third-quarter adjusted earnings per share of $0.35 and adjusted EBITDA of $36.8 million. This was on operating revenue of $311 million.
While certainly respectable, these business results were just short of our expectations. This is primarily because of volume contraction in our Puerto Rico and Hawaii trades where we saw a summer slowdown off the slight economic recovery that we spoke of earlier in the year; and in Puerto Rico, where once again the five-year long recession, coupled with aggressive rate activity, continued to impact us.
Despite these challenges, we once again delivered our world-class reliable, consistent service to our customers across all of our tradelanes. We managed our costs well and we experienced income improvement in our Alaska tradelane. Our terminal services business to third parties and our logistics business both grew and we ended the quarter with adequate liquidity and free cash flow, and of course with the good fortune to have paid down debt faster than our internal projections. And while volumes declined, our overall rates were stable in the quarter, despite the pressures I cited in Puerto Rico. Also late yesterday, we announced the payment of our $0.05 per share quarterly dividend to shareholders on December 15th.
Let me put the quarter in better perspective. As we said during our last call, the pace of economic recovery and its corresponding impact on local consumer confidence in our tradelanes would be a key factor driving our second half results and that’s a big part of what happened in the third quarter. Although our business through the first half of the year tracked with our expectations, the growth we had anticipated for the third quarter did not materialize.
After some inventory rebuilding earlier in the year, many of our customers grew cautious over the summer, as consumers remain reticent. As you know, consumer spending in our country accounts for about 70% of economic activity and it’s probably even a larger driver of volume across Horizon’s traditional tradelanes. The fact is that consumers haven’t really played a major role in the economic recovery, not here in the mainland, and certainly not in Hawaii, Guam, and Puerto Rico.
Another factor, higher fuel costs, weighed on our financial performance in the third quarter and we expect that probably is not going to change in the current quarter. In fact, most of these challenges will continue through the rest of the year.
As a result, we expect our full-year EBITDA will be below 2009, but above levels required by our debt covenants. It’s clear that the conservative approach we took to our earnings outlook back in January, which might have disappointed some investors, was probably a good call and seems to have been appropriate.
Now, volumes so far in October have firmed modestly, but they remain essentially flat when compared with year-ago levels. Future volume growth remains largely dependent upon the pace at which the economic recovery reaches into the consumer sector. As we said before, our operating leverage is substantial. We know we can grow earnings with even modest volume expansion and we certainly have the capacity to do so throughout our business. Of course this assumes our rate structure is reasonable.
As we look forward into 2011, we’re very encouraged by the potential long-term contribution of our Five Star Express service in the trans-Pacific trade and growth opportunities on the island of Guam. Brian Taylor is going to discuss these in a little more detail in a minute or two.
Finally, before turning this call over to John Keenan, let me give you a brief update on the federal anti-trust situation. You’re all interested in this, and I can report that we continue our full and active cooperation with the Justice Department. We are hopeful that an acceptable and timely resolution will be forthcoming in the soonest possible timeframe. Now let me turn the call over to John.

John Keenan
Thank you, Chuck, and good morning, everyone. Chuck has provided you with our broad assessment of our third-quarter performance, challenges and future opportunities. I am going to walk you through a review of our specific markets.
Let’s start with Alaska on slide seven. We would characterize Alaska’s business and economic landscape as stable and gradually improving. The state appears to be regaining ground lost during the recession, with support coming from a recuperating energy industry, large military presence and strong federal construction spending.
Alaska was our best performing market in the third quarter, but the optimism flowing through the business community has not yet translated to measurable gains in consumer-driven cargo growth. Our Alaska volumes were basically flat in the third quarter, but our market share is holding steady and the reasons for optimism are increasing.
Along with what appears to be steady economic recovery in the state, each Alaskan this month received a permanent fund dividend payment of nearly $1,300. These annual dividends are paid out early in the fourth quarter and historically have lent some support to our volumes going into the winter months. Also, the outlook is good for a productive winter seafood season. There is talk that Bering Sea Pollock quotas could be considerably higher in 2011 after falling for four straight years. That quota will be released in December.
We continue to offer a strong value proposition to our Alaska customers in terms of rate, flexible loading and unloading, and schedule integrity, and we are confident that these will translate to improved volumes as the Alaska economy continues to firm.
Turning to Hawaii and Guam on slide eight. In Hawaii, tourism continues to improve, the military segment is firm, and construction is showing some early signs of stabilization. This gradual and modest improving trend bodes well for the future, but it did not result in container volume growth in the third quarter, as consumers still largely remained on the sidelines.

Our third-quarter Hawaii volume declined from a year ago. We believe most of this decline was a result of the overall market conditions. A small portion was also related to market share, resulting from our decision earlier in the year not to further pursue some automobile business.
Vessel operating expenses in Hawaii were also impacted by continuing high fuel costs. The cost of fuel is a large factor in our Hawaii service due to the long distances involved. We remain well aligned with our customers in both Hawaii and Guam, and continue to focus on service excellence and schedule reliability. Our military and government business has been a stabilizing factor during Hawaii’s recession, and it continues to be a reliable source of cargo demand for ongoing projects.
Looking at Guam, the market has been flat so far this year, but we continue to see positive signs of growth, as construction projects get under way in preparation for the military buildup. We plan to be very well positioned to capture a suitable share of this business as it develops. I’ll let Brian Taylor tell you more about this when he discusses our international update next.
Turning to slide nine, the recession in Puerto Rico lingers on, although at a less severe level than in previous years, and some economists expect it will begin emerging from recession in 2011. Tourism has experienced a mild rebound this year, although construction activity and the employment situation remain depressed. Over the long-term, the transition from public spending and employment to the private sector and a revitalized manufacturing base will be important drivers of sustained economic stability. The Fortuño administration is taking steps in this direction and also is developing a tax reform program for 2011 that it says will put more money in it citizens’ pockets in the form of rebates and reduced withholding.
In terms of the domestic ocean freight business, Puerto Rico remains challenged for a few reasons. First, U.S. container volumes to the island have been shrinking during this ongoing recession and second, competition for the shrinking cargo base intensified further this year as another carrier added a vessel to this trade serving the northeast market. We are responding appropriately, but the situation continues to pressure rates.
We also have experienced a small loss of market share, as we chose not to carry unprofitable freight.
We remain committed to Puerto Rico. Horizon Lines has invested many millions of dollars into the market over the 50-plus years we’ve been calling here, and we think it represents a solid growth opportunity as the island’s economy gradually stabilizes. Our position with customers in this tradelane remains strong. In fact, we just achieved a very successful series of reefer contract renewals over the past month.
Now let’s look at volume on slide 10. Our overall 2.8% third-quarter volume decline represents a break in the improvement trend that we’ve experienced over the past four quarters. The continuing economic growth in the U.S. and our Alaska and Hawaii tradelanes, although still modest, is encouraging. Despite the third-quarter downturn, volume trends so far in the fourth quarter have firmed modestly but remain flat to slightly below year-ago levels. Longer-term volume improvement will depend largely on the consumer-driven economic recovery in each of the tradelanes.
Turning to slide 11, in the quarter, revenue per container rose 2.7%, primarily due to fuel surcharges. Our fuel cost averaged $456 per metric ton, up nearly 13% from $404 per ton in the third quarter of 2009. Excluding fuel prices, revenue per container for the quarter rose fractionally from a year ago.
Turning to slide 12, our schedule integrity in the third quarter is reflected in vessel on time arrival of 93%, which we measure to the minute. This is a three-point improvement over our year-ago performance. Overall vessel availability was at 100%, the same as a year ago, reflecting near-perfect fleet reliability. Our vessel utilization declined to 57% in the quarter, down four points from a year ago, reflecting a nearly 3% volume contraction. Turning to slide 13, our strong record of vessel reliability and schedule integrity is driven by our fleet maintenance program. By the end of the year, we will have dry docked six vessels and performed three underwater surveys in lieu of dry-dock.
We maintain a fleet of 20 vessels, including three idle vessels, which we use to provide our own dry-dock relief and assure vessel availability. During a dry dock our vessels undergo complete inspections and overhauls as needed. These photographs show some before-and-after shots of the Horizon Spirit which was dry-docked earlier this year. We get many questions about the age of our fleet. Quite simply, we take excellent care of our ships. Our maintenance standards are reflected in vessel availability and schedule integrity, which are so important to our customers and the markets we serve. Last year, in fact, we were recognized by Drewry’s as the Number One container carrier in the world for on-time reliability.
In conclusion, we weathered a challenging environment in the third quarter and are well positioned to capitalize on renewed economic growth when it takes firmer hold in our markets. I’ll now turn the call over to Brian Taylor.

Brian Taylor
Thanks, John. Good morning, everyone. I’m now on slide 15. As of today, we are 51 days from our inaugural sailing on December 13th in Ningbo and December 15th in Shanghai. We’re very pleased with our progress to date and excited about the opportunity to tap into a niche international market that has a tie into our existing domestic ocean network.
We recently had an opportunity to test many of our new processes and systems with the Horizon vessel returning from dry-dock in Asia. On the 29th of September, our vessel, the Enterprise, sailed from Shanghai, and all the offshore functions were managed by our overseas office. Customer support was extremely strong, and from our perspective, the entire operation was a huge success.
On the commercial front, I reported in July that 25% of the vessel was already subscribed. As of today, we’re now well over 45% subscribed and making excellent progress toward our goal of 75% by the first sailing on the 13th. While we have seen a little bit of fluctuation in trade volumes in the past six weeks or so, average rates still remain positive to our initial plans. We couldn’t commence a new service like this without having all the right equipment in the right places and we’ve now completed all the contracts that cover more than 12,000 pieces of new Horizon equipment.
Turning to slide 16. The Maersk TP-1 agreement was a very successful arrangement for both parties in the past, but we remain convinced that our move back into the international market is a very good strategic step for Horizon. Based upon the business that we’ve already confirmed, the service and rate assumptions that we built into our 2011 plans remain solid. Obviously we cannot control what happens with market volumes, and we will require a steady U.S. economic environment to ensure that there are no significant reductions in overall U.S. imports from China. I said on the last call that aligning the Five Star service with America’s largest trading partner is the right place for us. In addition to a pattern of continued import growth, a growing Chinese domestic economy and a weak U.S. dollar should help fuel westbound volumes well into 2011.
The vessels that will be operating in this trade will give us the capacity to handle the export growth in China, yet still allow us to have the space needed to support the expansion we see occurring in Guam. Like our domestic business, international volume and rate levers can be very powerful. Modest improvements above what is currently in our plan can have a meaningful impact on the overall contribution. For example, if rates during 2011 average $100 per load more than what we are projecting, the EBITDA contribution of the Five Star service next year could jump by as much as $4.5 million.
I’m now on slide 17. For sometime now you’ve heard us talk about the military growth in Guam, and obviously the preparations for this expansion continue to move forward. The U.S. Department of Defense just recently released the long-awaited environmental impact study, and this study introduced the adaptive program management approach to the military buildup. This new process is really designed to pace construction activity, and also population increases, so as not to overburden Guam’s infrastructure. We believe that this suggests a less pronounced peak, but growth that will likely extend well beyond 2014. With the EIS complete, we see physical activity related to the buildup expected to commence late this year.
Already between January and September, over $400 million in contracts have been awarded, including the $158 million Navy hospital contract and other infrastructure awards. We believe Horizon is well positioned with the contractors and customers we see benefiting from these contracts, and we see solid increases in our Guam volume heading into 2011. When we designed our Five Star Express schedule, we paid as much attention to this island as we did for our new deployment in China. The Five Star service will only enhance the schedule integrity we’ve demonstrated in the past and continue allowing customers to take advantage of our first arriving vessel into Guam with Best-in-Class service from the U.S. West Coast.
In summary, I say to you we’re on track. We are upbeat about the contribution China and Guam will make next year, and I look forward to sharing some of those success stories relative to our launch on our next call. With that, let me turn the call over to Mike and he will take you through our third quarter financial review.

Mike Avara - Horizon Lines Inc. — CFO
Brian, thank you, and good morning everyone. We appreciate you joining us today. I’m going to take a few minutes and walk you through our third-quarter financial performance.
I’ll be starting on page 19. In the third quarter, we achieved adjusted EBITDA and adjusted net income results that were very close to last year’s levels, despite a still challenging economic environment. Cash flow generation has been and continues to be a good story, as well as debt reduction.

In October, we saw some firming in our volumes. Our performance for the remainder of the year depends on real economic recovery in our tradelanes, and the corresponding improvement in consumer confidence and spending that will come along with that. We now expect full year adjusted EBITDA performance to be below 2009, but above levels required by our debt covenants. The strong performance of the rails, which as you know serve as a reliable leading indicator, certainly is encouraging and recall that our tradelanes typically lag economic recovery in the U.S. by about six months.
So moving to slide 20, I’ll discuss the financials in a bit more detail. Third quarter operating revenue rose by $3 million.
Slide 21 shows that the 1% revenue increase from last year is primarily due to continued growth in our logistics business, up $6.9 million, as well as higher fuel surcharges of $4.9 million. These surcharges allowed us to partially mitigate the $52 per ton, or nearly 13%, increase in bunker fuel prices that John mentioned. We also had improved terminal services revenue, up $2.3 million. Now, these positive factors were partially offset by a decline associated with the completion of a vessel management contract, which we decided not to renew at cost to revenue of about $6.6 million. Lower volume, as John mentioned, of 2.8% impacted revenue by $6.2 million.
Moving to slide 22 and adjusted operating income, you will see adjusted operating income decrease by $600,000 from 2009. This 2.7% decline was the result of the same factor impacting adjusted EBITDA. I’ll discuss that on a subsequent page.
Looking at page 23, adjusted EBITDA decreased slightly by $100,000 from last year, despite the volume shortfalls and other issues we faced in this challenging environment.
Slide 24 gives you a bit more detail on the factors impacting adjusted EBITDA. The major positive items consisted of third-party terminal services and logistics revenues gains totaling $5 million of additional contribution. We also had savings from the terminals that provide our stevedore services, and from cost reductions in A&G and overhead totaling $5 million.
These positive trends were partially offset by a volume decline of 1,923 loads, or 2.8%, with an associated cost to EBITDA of $3.9 million. And transportation service agreement revenue decreased, with a $2.2 million margin impact and again, this relates to another carrier’s decision to place its own ship in service in the northeast. So turning to slide 25, our third-quarter adjusted net income slipped slightly by $400,000 to $11 million compared to last year. The decrease primarily results from the $600,000 decline in adjusted operating income. However, interest expense fell by over $250,000, as we continued to reduce our debt levels from a year ago. I’ll talk more about that on a subsequent page.
Slide 26 shows adjusted earnings per share fell by $0.02, from 2009’s level, to $0.35. The EPS decline reflects the $400,000 decrease in net income.
Turning to page 27, free cash flow remains a positive story for us. Adjusted free cash flow did decrease by $15 million, primarily due to the EBITDA shortfall of $6 million, as well as planned higher dry-dock payments this year versus last year, at $4.5 million of additional spending. However, unadjusted free cash flow improved to $4.3 million, or a $2.1 million improvement. This was driven by a couple of factors. Our antitrust related payments dropped by $12.4 million; last year included our initial $5 million payment on the Puerto Rico class-action settlement. And restructuring and impairment charge payments dropped by $4.5 million from last year.
Let me turn now to the Liquidity, Credit Facility Compliance and Debt Structure slide on page 28. The take-aways on this slide are the following. You can see at the end of the third quarter, we continued to operate with adequate and improving liquidity, up nearly $18 million from June. We were in compliance with our two credit facility financial covenants. Nearly 79% of our funded debt is fixed through maturity in 2012, and we continue to enjoy a very low weighted-average interest rate of 4.48%.
We continue to actively plan for refinancing and currently expect to complete the process in the first or second quarter of 2011, depending on market conditions, but in any case well before our effective maturity date of February 2012.
In addition, we ended the quarter with over $22 million less funded debt than in the second quarter and down nearly $40 million from year ago. So we continue that strong debt repayment focus we’ve had over the past three years. Our debt paydown was significantly ahead of internal projections at the end of the third quarter, although some of this quite frankly was due to timing differences. The good news is we still expect to end the year with debt levels below those in 2009.
In summary, while our third-quarter results were a bit short of internal expectations, the Company still delivered good performance in the face of a slowdown in the economic recovery that pressured volumes. Looking ahead, we are somewhat encouraged by the very modest firming trend that we’ve seen in our October volumes so far. But we do continue to face challenges in the form of pricing pressures in Puerto Rico and increasing fuel costs across all of our tradelanes, as John Keenan mentioned. So our financial performance for the remainder of the year will continue to be driven by these factors, as well as the pace of the economic recovery. I’ll now turn the call over to Nicole for our Q&A session.

George Pickral - Stephens Inc — Analyst
Hi, guys. John or Chuck, can you go into a little detail by what you mean when you say you’ll respond appropriately to the pricing pressure in Puerto Rico?

Chuck Raymond
Well, nobody likes to take prices down. This is a business that requires capital assets, and when you take prices down in a capital intensive industry, it’s not a good story. On the other hand, we have four ships in the trade. We’re not utilizing the full capacity of those vessels. We understand the leverage that we have with that unused capacity, and we intend to support our earnings by using that capacity intelligently.
It’s not a situation where we’re tapped out, and we’re just going to see rates come down; we’re clearly going to have to have a higher market share if rates go down. That will be our plan.

George Pickral
Or better vessel utilization. Would it be safe to assume that Puerto Rico is below the Company average of 57% utilization?

Chuck Raymond
It is, because of the fact that we have a bi-weekly Gulf service and a Northeast service. We really don’t have another competitor in New York, and don’t have a competitor in the Gulf, but we do want to serve those markets, because customers really value those services.

George Pickral
Okay. Would it make sense, or is it even possible to, not stop service from those areas, but cut back service, so maybe go from a four-ship to a three-ship rotation?

Chuck Raymond
We look at that all the time, George. When the economics tell us that that’s the right thing to do, we would clearly do it. We’re not there. One of the things that we value is the fact that we have some slack, and so if we wanted to make more port calls and avoid some intermodal expenses, we might be able to do that as well.

George Pickral
That makes sense. Sticking with Puerto Rico, and segueing into the bigger picture, I think we’ve seen expectations for a recovery in Puerto Rico for about four years now. So, A, how much stock do you put in the most recent projections? And, B, it seems like if you exclude Puerto Rico, your volume trends may have weakened throughout the quarter, but they really weren’t any different than pretty much every other transport player, excluding the rails out there. So in the near term, maybe the next couple months, everyone else is talking about a normal seasonality. Do you think we could see that throughout the remainder of the year? I know that’s a long question.

Chuck Raymond
Let me deal with those in the order in which you raised them. On the Puerto Rico trade, Puerto Rico went into recession about two years before Lehman Brothers crashed, and I think this was September of 2008. So we’re in the fifth year of recession down there, and you’re absolutely right, our confidence in being able to predict what’s going to happen in that market is pretty low. We used to depend upon locally driven economic statistics, and we continue to look at those, but we’re trying to pay more attention to the broader studies that Moody’s and S&P and others have.
On the other hand, five years in recession is a long time. There’s clearly pent-up demand down there. They are doing the right things. This is the first time that any administration that I can recall since I’ve been associated with that trade going back to 1967, has done anything about taxes.

John touched on that. They have revised their tax tables, and so there will be refunds coming to taxpayers in Puerto Rico sometime during the latter part of the first quarter. I guess probably April. So that’s got to help a little bit.
They are finally addressing the power grid situation. Puerto Rico has a very inefficient power grid, and as a result, manufacturing costs are quite high. And that’s tempered growth. They have opened that to what they call wheeling in the electric business, and so private companies are able to provide electricity down there. They are doing so at a more efficient rate than the PREPA, the Puerto Rico Electric Power Authority has done in the past.
So there’s also the economic stimulus. We knew there was going to be $5 billion or $6 billion put down there. It was at the same time as the Fortuño administration is cutting back in the public sector, so that’s fortunate they are making a needed change, and nobody in the past frankly has had the intestinal fortitude to take that on. Throwing all that together, yes, we’re kind of encouraged, but on the other hand, we also are questioning whether there’s really too much capacity in that trade. When you look at the overall trade, capacity utilization’s probably in the mid 60% range, and clearly that can’t go on a whole lot longer. So I hope that answers some of your questions, George, with regard to Puerto Rico.

George Pickral
It does. Thank you for that.

Chuck Raymond
Now, with regard to the rest of the year and next year and the seasonality, when we were talking with everybody during July, and also back in April on these calls, we saw some economic firmness happening. As in most transportation companies, we saw some replenishment of inventory. We clearly saw some of that in our trades. That really flattened out in the summer, and it looks like people kind of took the summer off. We’re starting to see, as Mike mentioned, a little firming in the October volumes, particularly in Puerto Rico. Alaska looks fine.
In Hawaii, we’ve had an inventory reduction by Walmart. They went through a system-wide reassessment of their inventory, and they’ve made some very intelligent steps in the Hawaii trade, but that’s cut back on the materials going out to that island. That will probably pick up again once all that’s done, so we could see a little resurgence between now and the end of the year.
Of course, the big deal here is the elections. What’s going to happen on November 2, when the new Congress comes back and addresses things like healthcare and taxes and other issues that consumers are very concerned about. That’s going to make the difference. If we get some of those things cleared up, then as Mike pointed out, you’ll see consumer confidence strengthen. Consumer confidence drives consumption, and then we’ll see our business pick up.

George Pickral
Thank you so much for that, Chuck. And two more quick questions, and then I’ll turn it over. Mike, for you, thank you for the adjusted EBITDA guidance. If you look back historically, sequentially your EBITDA’s gone down about 25% or 30% from Q3 to Q4. Is that probably a pretty good assumption to make for this year?

Mike Avara
The past couple years, obviously, George, we’ve had some indicators that are a little different.

George Pickral
Right, right. If you kind of exclude those outliers?

Mike Avara - Horizon Lines Inc. — CFO
Typically the fourth quarter comes in lower than the third quarter, and we certainly expect that to happen again this time.

George Pickral
Okay, and then the last question. Great job on costs, by the way. SG&A, when you take out the DOJ legal expenses, is under $20 million. A, is that the right run rate to use going forward? And B, do you think you can really leverage that for the foreseeable future, and really not have that go back up when volumes come back.

Mike Avara
George, we’ve done a lot of work, as you know, going back to our reduction in force last year. And we’ve taken costs out through our EDGE process over the past three or four years. So you will see, on the SG&A side, something like this going forward. We do not have plans to add significant headcount. We have a business base both from an operating capacity standpoint, as well as from a support standpoint, that can handle a lot more business without additional costs.

George Pickral
Great, thank you for that. And thank you so much for all the time.

Chaz Jones - Morgan Keegan — Analyst
Mike Cotogno is on with me. He may ask a question, as well. My first question concerns the 12,000 containers that you’ll be taking on for the new Asia service. Should we be expecting you to purchase or lease those?

John Keenan
Chaz, we’re going to do a lease on those containers.

Chaz Jones
Okay. So as we look at operating expense for next year, that’s going to be factored through the rolling stock and operating expense?

John Keenan
That’s correct, yes.

Mike Avara
I would add that’s always been our plan. As we talk about the Five Star Express service, we always assumed that we would have the rolling stock expenses and equipment.

Chaz Jones
Is there any general guidance on how much that’s going to impact the rolling stock line?

Mike Avara
The annual expense I believe will go up about $8 million or so.

Chaz Jones
Okay. That’s helpful. And then, is there any update on the court approval of the settlement in Puerto Rico? We’ve seen a couple different things where it looked like there was a preliminary ruling by the judge, and I’m not sure we’ve seen anything since then. Any update there?

Chuck Raymond
Yes, we presented our settlement offer. It was approved by the court. The court has circulated that out to the trade. I think there were 65,000 letters sent out. And they are due back in on November 15. Customers have the right to do one of two things. Either participate in the settlement, or to opt out. So far, we haven’t heard of any opt-outs, but there may be some out there. We’ll have a good read on that by the latter part of November.

Chaz Jones
Okay, great. And then as we think about next year, I was curious from a modeling perspective, will you be splitting out the China service, or will volumes still be collective as one?

Mike Avara
The way we will view the new Asia service, manage it here and report to senior management, will be that we will not break out the service separately, so it will be part of our liner services, as well as our existing tradelane. We will probably provide some information on volumes separately, but not on financial performance.

Chaz Jones
Okay, and do you have any preliminary read on capital expenditures for 2011? I know it’s early, but just thought I would throw that out there.

John Keenan
Chaz, this is John, I think from a modeling perspective, you would look at what we spent this year on CapEx, and it would be fairly consistent for 2011. We don’t see any big hockey stick areas in the Company.

Mike Avara
Yes, Chaz, it will be the normal, as John said, a $20 million to $25 million-at-most run rate that you typically see from us.

Chaz Jones
Great. Mike, you’re on. Did you have anything?

Mike Cotogno - Morgan Keegan — Analyst
Yes, I did have one for Mike actually. Mike, you talked about the expected $19.4 million in spending associated with dry-docks this year. I’m guessing that’s cash outlays. Do you have an income statement number, how that would impact the P&L?

Mike Avara
Yes, that will be the amortization expense. That’s combined with a couple other factors.
I think the P&L impact is in the neighborhood of about $16 million, which is roughly our current run rate over the years on average.

Mike Cotogno
And then Chaz asked about capital expenditures for next year. For dry-dockings next year, could you give us just some color on how many, and what that might cost?

John Keenan
Year-over-year, the spend for the typical dry-dock will be similar. I just don’t know off the top of my head the exact number of dry-docks. It will be less, but I’m just not sure how many less. That’s why you saw a little bit of a bump this year, there was additional dry-docking, and some of it had to do with timing of dry-dock payments.

Mike Cotogno
Okay, that makes sense. And then I guess just another one for Mike real quick. You guys talked about the refinancing of some of your debt that’s hopefully going to go down in the first part of next year. Any general thoughts just broadly speaking on how you’re going to approach that, as far as what type of facilities you’re looking at? Last time you guys did a convert. I’m guessing that’s maybe off the table, but maybe not. Any general expectations there?

Mike Avara
At this point, we’re really looking at a range of structural alternatives. On the end would be an ABL revolver with some high yield bonds. On the other end of the spectrum would be something with an equity component, and maybe a term loan and a traditional cash flow revolver. We’re still evaluating those with our advisors, and we’ll make the decision for the best structure when we get to that point in time.

Mike Cotogno
Okay, and the vessel impairment in the quarter, I think it happened last year as well. Could you just talk about that a little bit, what it was, particular vessel?

Mike Avara
The $1.8 million impairment charge related to two rubber tire gantry cranes in Hawaii. We had purchased those cranes via lease at a period of time where the volumes were much better in Hawaii, and have came to the determination that it was in our interest to sell them at this point in time.

Mike Cotogno
Got it, okay. And can you remind me what happened last year on the asset impairment?

Mike Avara
Yes, there was one vessel last year, the Crusader. There were some issues with asbestos and scrapping and we had some additional costs to take care of that.

Joe Lu - Mast Capital — Analyst
Good morning. Related to the class action, the proposed class action settlement, is there still only $5 million in the escrow account?

Mike Avara - Horizon Lines Inc. — CFO
We funded a second payment, so there’s a total of $10 million that’s been funded, Joe. To make sure it’s clear, the $5 million this year fell into this current quarter, the fourth quarter, as opposed to the third quarter. The payment in 2009 was in the third quarter of 2009. The last $10 million will be paid after final approval is rendered by the judge in Puerto Rico, and we currently expect that to be in the first quarter of 2011. There is potential for something earlier. There’s a final hearing case in November. Potentially the $10 million payment could be earlier, but right now our expectation is it will probably slip into first quarter of 2011.

Joe Lu
Understood. And on the rates net of fuel, in the face of some of the declining volumes I think you guys have done a remarkable job keeping rates steady during the quarter. Can you help me understand a bit there, is it mix related or are there other factors there?

John Keenan
Joe, I think it’s a combination. I think you have to look at each of the tradelanes, and an area where we are experiencing the most pricing pressure is in Puerto Rico. So when you look at the overall rate, when we discuss rates being flat, that’s a combination of the three tradelanes that we serve. It’s not on any specific commodity. It’s more tradelane specific.

Joe Lu
With the overall rates flat year-over-year, and Puerto Rico down, that would imply Hawaii and Alaska to be up pretty significantly?

John Keenan
That’s a good way to look at it.

Joe Lu
Okay. Are those mix related, or are those — Hawaii’s volumes are down as well.

John Keenan
I think you have that right. It’s mix related.

Joe Lu
Understood. And lastly, with regards to the logistics business revenue increase, can you help me understand, or frame the context of, what’s driving that increase, and help me understand how I should think about it going forward?

Brian Taylor
We have said in the past that we had been obviously working on a number of customer initiatives, some of which were related to existing customers of Horizon. Some of those initiatives have started to bear some fruit, and we are seeing some steady revenue growth from those customers, as well as some new customers that have been brought online within the last six months. And that should continue.

Joe Lu
Okay, and then just on the China service. In the past you guys have given sort of break-even metrics. Do the break-even metrics include the costs of the containers?

Brian Taylor
Yes, it does.

Joe Lu
Great. Thank you, guys.

David Epstein - CRT Capital Group — Analyst
At first, I thought you said that $5 million was maybe funded in Q3, but did you then say it’s funded in Q4? Could you clarify that?

Mike Avara
Yes, David. Clarification was Q4 for the $5 million this year.

David Epstein
And then also clarifying the $20 million to $25 million in capital expenditures in 2011, you’re saying that that does include dry-dock in the capital expenditures portion?

Mike Avara
No, we account for both of those separately. GAAP CapEx will be in the $20 million to $25 million range, and we will probably have somewhere about $16 million for dry-dock expenditures.

David Epstein
Right, and you normally on the dry-dock, you capitalize the $16 million and then you amortize it over 2.5 years?

Mike Avara
That’s absolutely right, David

David Epstein
All right, so dry-dock is $16 million. When you were talking about the refinancing, were you referring just to the secure debt, or were you also talking about the convertible? And in that context, you were talking about doing something potentially equity linked. Is there room for that without a lot of dilution, because convertible’s pretty big?

Mike Avara
Well, at this point, there is an array of structures that we’re investigating. We are also looking at a number of alternatives in terms of either all the debt at one time, which probably would be our preference quite frankly, or maybe amend and extend, which would not be our preference.
There obviously would be dilution from the issuance of additional shares, but if you look at the interest saving versus a structure on a high-yield bond basis, it’s surprising that the interest expense savings would make the structure actually potentially accretive or slightly accretive relative to a high-yield bond alternative.

David Epstein
Right. And when you’re saying equity link, you’re talking just a standard sort of convertible bond?

Mike Avara
Maybe some equity direct, a secondary offering equity also.

David Epstein
Okay, and finally, there’s no sense of a size that you can share with us regarding the DOJ settlement?

Chuck Raymond
We have nothing we can share at this point, no.

David Epstein
Okay, thank you. Thank you so much.

Chuck Raymond - Horizon Lines Inc — CEO
Okay. Nicole, I guess that’s it.
Let me first of all, thank people for joining us today. And before signing off, as I usually do, let me try to wrap up the call with just one or two thoughts. First, let’s make sure we understand what’s happening here in the economies. In the continental U.S. and in our markets we still haven’t seen significant participation in the economic recovery driven by the consumer. As they start to play a bigger role in the recovery in 2011, we will see our volumes improve, and that, again, is going to be dependent upon their confidence.
And then finally, as I think you probably heard, we certainly are all very excited about the opportunities in China and Guam. The expansion and offering of the Horizon Lines brand with appropriate capacity in these new, growing markets is being very well received by our traditional shippers, as well as by many new customers. And we clearly have their support, and that will bode well for us going forward.
So thank you again for your interest, and we’ll talk with you again in January.